Exhibit 5.1

June 25, 2025

Norton Rose Fulbright 1550 Lamar, Suite 2000 Houston, Texas 77010-4106 United States

Houston American Energy Corp. 801 Travis Street, Suite 1425 Houston, TX 77002	Tel +1 713 651 5557 Fax +1 713 651 5246 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Houston American Energy Corp., a Delaware corporation (the “Company”), in connection with its entry into to the Securities Purchase Agreement dated June 24, 2025 (the “SPA”), between the Company and the purchaser indicated therein (“Purchaser”), and its related issuance of 81,629 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to Purchasers pursuant to the Registration Statement on Form S-3 (File No. 333-282778) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 thereto, which includes a base prospectus and was declared effective on November 4, 2024 (the “Registration Statement”), and the prospectus supplement to be dated June 24, 2025, relating to the offering of the Shares and filed with the Commission (the “Prospectus Supplement”), in each case, as may be amended or supplemented from time to time.

In connection with the opinion expressed herein, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Company’s Certificate of Incorporation and all amendments thereto; (ii) the Company’s Amended and Restated Bylaws; (iii) the Registration Statement and Prospectus Supplements; (iv) the SPA; (v) the applicable resolutions or consents in lieu of resolutions of the Company’s Board of Directors; and (vi) certificates of officers of the Company with respect to certain facts material to the opinion contained herein.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

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Houston American Energy Corp.
June 25, 2025

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (1) the genuineness of all signatures and documents examined by us; (2) the authenticity of all documents submitted to us as originals; (3) the conformity to the originals of all documents submitted to us as copies; (4) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (5) the effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

Based on the foregoing and subject to the further limitations, qualifications, and assumptions set forth herein, we are of the opinion that the Shares, when issued against payment therefor in accordance with the SPA, will be validly issued, fully paid, and non-assessable.

Our opinion herein is limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to the reference to our firm contained in the Registration Statement and in the Prospectus Supplements under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP
NORTON ROSE FULBRIGHT US LLP